Exhibit 99.1 Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates’ President Announces Retirement
Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced that Tony Wormington has informed the Board of Directors of his intention to retire as president of the Company effective June 30, 2014. David Foss, current president of Jack Henry’s ProfitStars division, will succeed him as the new President effective July 1, 2014.
“I began my professional career with JHA in 1980, and am proud to have been a part of the Company’s growth and evolution into the premier financial services provider that it is today,” said Wormington. Wormington, a Monett, Missouri native, who was initially hired as an installer, went on to hold such positions as Research and Development Manager, Vice President and General Manager of Technology Solutions. In January 2003 he was named Chief Operating Officer and in 2004 was promoted to President. Wormington continued, “It’s been my stated goal for many years to retire at age 50. I missed it by a year, but look forward to some relaxation and time with my wife, daughter, grandchildren and other family members.”
“The Company, our shareholders, the Jack Henry & Associates employees and our clients that Tony has cared so much about owe a great debt of gratitude to him for his many years of service and contribution to JHA’s success,” said Jack Prim, CEO and Chairman of the Board. “Tony’s character and talents as a business leader have helped build Jack Henry into one of the strongest service oriented companies in our business. We’re happy for Tony and wish him the very best in his retirement.”
Foss, who began with the company in 1999 through an acquisition, has served as the ProfitStars president since 2009, leading that division to become a globally recognized brand. ProfitStars now serves over 11,300 of the over 13,000 US financial institutions. “I’m honored to be asked to fill the position of President of Jack Henry. I look forward to building on the foundation set by Tony and others as we write the next chapter in the JHA story,” Foss said.
“Dave has been a key factor in our success through his various roles at JHA including most recently his leadership of the ProfitStars division. His strong leadership combined with his knowledge and experience will help us in our continued successes as a company,” said Prim.

About Jack Henry & Associates, Inc.

Jack Henry & Associates, Inc.® (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve more than 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar® is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides best-of-breed solutions that enhance the performance of domestic and international financial institutions of all asset sizes and charters using any core processing system, as well as diverse corporate entities. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.